State of Delaware
Secretary of State
Division of Corporations
Delivered 12:42 PM 09/30/2025
FILED 12:42 PM 09/30/2025
SR 20254128871 - File Number 6620171

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION

Connexa Sports Technologies Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

1. The name of the corporation is Connexa Sports Technologies Inc. (the "Corporation"). The Corporation was incorporated under the name Connexa Sports Technologies Inc. and the original Certificate of Incorporation was filed with the Delaware Secretary of State on April 7, 2022.
2. This Certificate of Amendment to the Certificate of Incorporation has been duly adopted in accordance with the

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 30th day of September 2025.

CONNEXA SPORTS TECHNOLOGIES INC.

	/s/ Thomas Tarala
Name:	Thomas Tarala
Title:	Chief Executive Officer